Exhibit 23.2

                 Consent of Independent Auditors'




The Board of Directors
Unique Mobility, Inc:



We consent to the incorporation by reference in the registration statements (Nos. 33-61166, 33-63399, 333-01919 and 333- 13883) on Form S-3 and in the
registration statements (Nos. 33-23113,  33-24071, 33-34612, 33-35055, 33-34613,
33-41325,  33-64852,  34-47454,  33-81430,  and  33-92288) on Form S-8 of Unique
Mobility, Inc. of our report dated January 16, 1997 relating to the balance sheets of Taiwan UQM Electric Co., Ltd. as of December 31, 1996 and 1995, and the related statements of income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, which report appears in the March 31, 1997 Transition Report on Form 10-K of Unique Mobility, Inc.


                                   Horwath &  Company


Taipei, Republic of China
 September 2, 1997